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EXHIBIT 12.3


ALCAN INC.
COMPUTATION OF EARNINGS TO COMBINED FIXED AND PREFERRED STOCK
DIVIDENDS CHARGES
CANADIAN GAAP
(IN MILLIONS OF US DOLLARS)

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                                                  THREE                          YEAR
                                              MONTHS ENDED     ----------------------------------------
                                             MARCH 31, 2002    2001     2000     1999     1998     1997
                                             --------------    ----------------------------------------
Consolidated net income (loss) before
  Extraordinary item                               86             5      618      460      399      468
Less:  Equity income of less than 50%
       owned companies                              1             3        4       (1)     (48)     (33)
Plus:  Dividends received from less than
       50% owned companies                          0             2        1        1        5        6
Plus:  Minority interest of subsidiaries that
       have fixed charges                           0           (13)      (1)      14       (4)       4
                                                 ------------------------------------------------------
SUBTOTAL                                           85            (9)     614      476      448      511
                                                 ------------------------------------------------------
FIXED CHARGES
Amount representative of interest factor in
   Rentals                                          5            24       19       19       28       23
Amount representative of interest factor in
   rentals, 50% owned companies                     0             0        0        0        0        0
Interest expense - net                             50           254       78       76       92      101
Interest expense, 50% owned companies               0             0        0        0        0        0
Capitalized interest                                0            30       81       41       15        2
Capitalized interest, 50% owned companies           0             0        0        0        0        0
TOTAL FIXED CHARGES                                55           308      178      136      135      126
Less:  Capitalized interest                         0            30       81       41       15        2
FIXED CHARGES ADDED TO INCOME/(LOSS)               55           278       97       95      120      124
Plus:  Amortization of capitalized interest         6            25       21       18       15       16
Income taxes                                       78            42      254      211      210      248
EARNINGS BEFORE FIXED CHARGES AND INCOME
   TAXES                                          224           336      986      800      793      899
                                                 ------------------------------------------------------
TOTAL FIXED CHARGES                                55           308      178      136      135      126
                                                 ======================================================
Preference dividends                                1             8       10        9       10       10
                                                 ======================================================
1 minus tax rate of 40%                           0.6           0.6      0.6      0.6      0.6      0.6
                                                 ======================================================
PREFERENCE DIVIDENDS PRE TAX                        2            13       17       15       17       17
                                                 ======================================================
TOTAL                                              57           321      195      151      152      143
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
   AND PREFERRED STOCK DIVIDENDS                 3.93          1.05     5.07     5.30     5.23     6.30
                                                 ======================================================
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